UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2011

PIONEER DRILLING COMPANY

(Exact name of registrant as specified in its charter)

Texas	1-8182	74-2088619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 N.E. Loop 410, Suite 1000, San Antonio, Texas	78209
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (210) 828-7689

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 30, 2011, Pioneer Drilling Company, a Texas corporation (“Pioneer”) amended and restated its Credit Agreement, dated February 29, 2008 (the “Credit Agreement”), pursuant to an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”), dated as of June 30, 2011, among Pioneer, the lenders party thereto, and Wells Fargo Bank, N.A., as administrative agent, issuing lender and swing line lender.

The purpose of the Amended and Restated Credit Agreement was to, among other things, (a) extend the maturity date of the Credit Agreement from August 31, 2012 to June 30, 2016, (b) increase the aggregate amount of commitments under the Credit Agreement from $225 million to $250 million, (c) amend the pricing terms for borrowings and amend the commitment fee, in each case, as set forth below, (d) modify and reset the existing financial covenants, as set forth below, and (e) if the senior leverage ratio is equal to or greater than 2.00 to 1.00, limit capital expenditures to an increased amount of $100 million per annum.

Borrowings under the Amended and Restated Credit Agreement bear interest, at Pioneer’s option, at the base rate or Eurodollar rate plus, in each case, an applicable per annum margin. The applicable per annum margin is determined based upon Pioneer’s total leverage ratio in accordance with a pricing grid, which has been decreased in connection with the Amended and Restated Credit Agreement. The per annum applicable margin for Eurodollar rate borrowings ranges from 2.50% to 3.25% and the per annum applicable margin for base rate borrowings ranges from 1.50% to 2.25%. Pioneer’s commitment fee due quarterly under the Amended and Restated Credit Agreement is 0.50%.

Borrowings under the Amended and Restated Credit Agreement may be prepaid, in whole or in part, and reborrowed from time to time without penalty or premium. In certain circumstances Pioneer will be required to make mandatory prepayments of the outstanding loans thereunder, including from the proceeds of certain dispositions or debt issuances. No mandatory prepayments are required from proceeds of equity issuances or from excess cash flow.

Pursuant to the Amended and Restated Credit Agreement, the maximum Total Leverage Ratio is 4.00 to 1.00, the Maximum Senior Leverage Ratio is 2.50 to 1.00, and the Minimum Interest Coverage Ratio is 2.50 to 1.00. If the senior leverage ratio is greater than 2.00 to 1.00, a minimum asset coverage ratio of 1.00 to 1.00 shall apply.

The foregoing summary of the Amended and Restated Credit Agreement is not complete and is qualified in its entirety by reference to the text of the Amended and Restated Credit Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under Item 1.01 with respect to the Credit Agreement is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Document Description

10.1	Amended and Restated Credit Agreement, dated as of June 30, 2011, among Pioneer Drilling Company, the lenders party thereto, and Wells Fargo Bank, N.A., as administrative agent, issuing lender and swing line lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER DRILLING COMPANY

By:	/s/ Lorne E. Phillips
Lorne E. Phillips
Executive Vice President and Chief Financial Officer

Dated: June 30, 2011

Exhibit Index

Exhibit No.	Document Description

10.1	Amended and Restated Credit Agreement, dated as of June 30, 2011, among Pioneer Drilling Company, the lenders party thereto, and Wells Fargo Bank, N.A., as administrative agent, issuing lender and swing line lender.